Exhibit 21

Subsidiaries of Registrant

Quality Botanical Ingredients, Inc.

Delaware

Bioselect Innovations, Inc.

Nevada

XCEL Healthcare, Inc.

California

Apple Peel Technologies, Inc.

Florida

Polymann Technologies, Inc.

Florida

Swiss Research, Inc.

Delaware

Open Cell Biotechnologies, Inc.

Florida